Exhibit 10.4

Form of Award Notice

[The information set forth in this Award Notice will be contained on the related pages on Merrill Lynch Benefits Website (or the website of any successor company to Merrill Lynch Bank & Trust Co., FSB). This Award Notice shall be replaced by the equivalent pages on such website. References to Award Notice in this Agreement shall then refer to the equivalent pages on such website ]

This notice of Award (the “Award Notice”) sets forth certain details relating to the grant by the Company to you of the Award identified below, pursuant to the Plan. The terms of this Award Notice are incorporated into the Agreement that accompanies this Award Notice and made of part of the Agreement. Capitalized terms used in this Award Notice that are not otherwise defined in this Award Notice have the meanings given to such terms in the Agreement.

Employee:
Employee ID:
Address:
Award Type:
Grant ID:
Plan:	Amgen Inc. 2009 Equity Incentive Plan
Program	Amgen Inc. 2009 Performance Award Program
Grant Date:
Number of Shares
Number of Performance Units
Resolutions:	The Resolutions of the Compensation and Management Development Committee of the Board of Directors of Amgen Inc., adopted on , regarding the Amgen Inc. 2009 Performance Award Program
Performance Period:	The Performance Period beginning on , 200 and ending on , 200
Expiration Date:	The [ ( th)] anniversary of the date of this Award
Vesting Date:	Means the vesting date indicated in the Vesting Schedule
Vesting Schedule:	Means the schedule of vesting set forth under Vesting Details
Vesting Details:	Means the presentation (tabular or otherwise) of the Vesting Date and the quantity of Shares vesting.

PERFORMANCE UNIT AGREEMENT

THE SPECIFIC TERMS OF YOUR GRANT OF PERFORMANCE UNITS ARE FOUND IN THE PAGES RELATING TO THE GRANT OF PERFORMANCE UNITS FOUND ON MERRILL LYNCH BENEFITS WEBSITE (OR THE WEBSITE OF ANY SUCCESSOR COMPANY TO MERRILL LYNCH BANK & TRUST CO., FSB) (THE “AWARD NOTICE”) WHICH ACCOMPANIES THIS DOCUMENT. THE TERMS OF THE AWARD NOTICE ARE INCORPORATED INTO THIS PERFORMANCE UNIT AGREEMENT.

On the Grant Date specified in the Award Notice, Amgen Inc., a Delaware corporation (the “Company”), has granted to you, the grantee named in the Award Notice, under the plan specified in the Award Notice (the “Plan”), the Number of Performance Units (the “Performance Units”) specified in the Award Notice on the terms and conditions set forth in this Performance Unit Agreement (and any applicable special terms and conditions for your country set forth in the attached Appendix A (as described in greater detail in Section XIII below)) (collectively, this “Agreement”), the Plan, the Amgen Inc. 2009 Performance Award Program (the “Program”) and the Resolutions (as defined below). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Program.

I. Performance Period. The Performance Period shall have the meaning set forth in the Award Notice.

II. Value of Performance Units. The value of each Performance Unit is equal to a share of Common Stock.

III. Performance Goals. An amount of the Performance Units up to the maximum amount specified in the Resolutions shall be earned, depending on the extent to which the Company achieves objectively determinable Performance Goals established by the Committee pursuant to the Resolutions. The Performance Units earned shall be calculated in accordance with the Resolutions and the Program.

IV. Form and Timing of Payment. Subject to Section XII and except as set forth in the Program, for any Performance Units earned pursuant to Section III above, the specified payment date applicable to such Performance Units shall be the year immediately following the end of the Performance Period. Shares of Common Stock issued in respect of a Performance Unit shall be deemed to be issued in consideration of past services actually rendered by you to the Company or an Affiliate or for its benefit for which you have not previously been compensated or for future services to be rendered, as the case may be, which the Company deems to have a value at least equal to the aggregate par value thereof.

V. Issuance of Certificates; Tax Withholding. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and the Program and legally applicable to you (the “Tax Obligations”), you acknowledge that the ultimate liability for all Tax

Obligations is and remains your responsibility and may exceed the amount actually withheld by the Company and/or your Employer. You further acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Performance Units, including the grant of the Performance Units, the vesting of the Performance Units, the conversion of the Performance Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax Obligations or to achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company or to your Employer (in their sole discretion) to satisfy all Tax Obligations. In this regard, you authorize the Company and/or your Employer, or their respective agents, at their discretion, to satisfy all applicable Tax Obligations by one or a combination of the following:

(a) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer;

(b) withholding from proceeds of the sale of shares of Common Stock issued upon settlement of the Performance Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization);

(c) withholding in shares of Common Stock to be issued upon settlement of the Performance Units provided that the Company and your Employer shall only withhold an amount of shares of Common Stock with a fair market value equal to the Tax Obligations.

To avoid adverse accounting treatment, the Company may withhold or account for Tax Obligations not to exceed the applicable minimum statutory withholding rates or other applicable withholding rates. If the Tax Obligations are satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares subject to the earned Performance Units, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of paying the Tax Obligations due as a result of any aspect of your participation in the Plan (any shares of Common Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the Plan and shall remain available for issuance thereunder).

Finally, you shall pay to the Company or your Employer any amount of Tax Obligations that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan and the Program that cannot be satisfied by the means previously described. You agree to take any further actions and to execute any additional documents as may be necessary to effectuate the provisions of this Section V. Notwithstanding Section IV above, the Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax Obligations.

VI. Nontransferability. No benefit payable under, or interest in, this Agreement or in the shares of Common Stock that may become issuable to you hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfer (i) by will or (ii) by applicable laws of descent and distribution.

VII. No Contract for Employment. This Agreement is not an employment or service contract with the Company or an Affiliate and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service with the Company or an Affiliate.

VIII. Nature of Grant. In accepting the grant of Performance Units, you acknowledge that:

(a) the Plan and the Program are established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan and in the Program;

(b) the grant of the Performance Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan and the Program is voluntary;

(e) for labor law purposes outside the United States, Performance Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and the grant of Performance Units is outside the scope of your employment contract, if any;

(f) for labor law purposes outside the United States, the grant of Performance Units and the shares of Common Stock subject to the Performance Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;

(g) the grant of Performance Units and the shares of Common Stock subject to the Performance Units are not intended to replace any pension rights or compensation;

(h) neither the grant of Performance Units nor any provision of this Agreement, the Plan, the Program or the policies adopted pursuant to the Plan or Program confer upon you any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(i) the future value of the shares of Common Stock that may be earned upon the end of the Performance Period is unknown and cannot be predicted with certainty;

(j) in consideration of the grant of Performance Units hereunder, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from termination of your employment by the Company or an Affiliate of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(k) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive Performance Units and receive shares under the Plan and the Program, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and

(l) the Performance Units and the benefits under the Plan and the Program, if any, will not automatically transfer to another company in case of a merger, takeover or transfer of liability.

IX. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan and the Program, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your personal tax, legal and financial advisors regarding your participation in the Plan and the Program before taking any action related thereto.

X. Notices. Any notices provided for in this Agreement, the Plan or the Program shall be given in writing or electronically and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company Stock Administrator. Such notices may be given using any automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, as approved by the Company.

XI. Resolutions, Plan and Program. This Agreement is subject to all the provisions of the Resolutions, the Plan and the Program and their provisions are hereby made a part of this Agreement and incorporated herein by reference, including, without limitation, the provisions of Articles 5 and 9 of the Plan (relating to Performance-Based Compensation and Performance Awards, respectively) and Section 13.2 of the Plan (relating to adjustments upon changes in the Common Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Resolutions, the Plan and the Program, the provisions of the Plan shall control. Notwithstanding any provision of this Agreement or the Program to the contrary, any earned Performance Units paid in cash rather than shares of Common Stock shall not be deemed to have been issued by the Company for any purpose under the Plan.

XII. No Compensation Deferral. The Performance Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time (together with the regulations and official guidance promulgated thereunder, the “Code”). However, if at any time the Committee determines that the Performance Units may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, and without your prior consent to amend the Program as it may determine is necessary or desirable either for the Performance Units to be exempt from the application of Section 409A of the Code or to satisfy the requirements of Section 409A of the Code, including by adding conditions with respect to the vesting and/or the payment of the Performance Units, provided that no such amendment may change the Program’s “performance goals,” within the meaning of Section 162(m) of the Code, with respect to any person who is a “covered employee,” within the meaning of Section 162(m) of the Code. Any such amendment to the Program may in the Committee’s sole discretion apply retroactively to this award of Performance Units.

XIII. Provisions Applicable to Participants in Foreign Jurisdictions. Notwithstanding any provision of this Agreement or the Program to the contrary, if you are employed by the Company or an Affiliate in any of the countries identified in the attached Appendix A (which constitutes a part of this Agreement), are subject to the laws of any foreign jurisdiction, or relocate to one of the countries included in the attached Appendix A, your award of Performance Units shall be subject to any special terms and conditions for such country set forth in Appendix A and to the following additional terms and conditions:

(a) the terms and conditions of this Agreement, including Appendix A, are deemed modified to the extent necessary or advisable to comply with applicable foreign laws or facilitate the administration of the Plan and the Program;

(b) if applicable, the effectiveness of your Award is conditioned upon its compliance with any applicable foreign laws, regulations, rules or local governmental regulatory exemption and subject to receipt of any required foreign regulatory approvals;

(c) to the extent necessary to comply with applicable foreign laws, the payment of any earned Performance Units shall be made in cash or Common Stock, at the Company’s election; and

(d) the Committee may take any other action, before or after an award of Performance Units is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no award of Performance Units shall be granted, that would violate the Securities Act, the Exchange Act, the Code, or any other securities or tax or other applicable law or regulation. Notwithstanding anything to the contrary contained herein, the shares issuable upon vesting of the Performance Units shall not be issued unless such shares are then registered under the Securities Act, or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

XIV. Data Privacy and Notice of Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, the Company, or Affiliates of the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan and the Program.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all equity compensation or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan and the Program (“Data”). You understand that Data may be transferred to Merrill Lynch Bank & Trust Co., FSB (or any successor thereto), any third parties assisting in the implementation, administration and management of the Plan and the Program, that these recipients may be located in your country, or elsewhere, including outside the European Economic Area and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Employer, the Company, Affiliates of the Company Merrill Lynch Bank & Trust Co., FSB (or any successor thereto), and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan and the Program to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan and the Program, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the Performance Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and the Program. You understand that you may, at any time, view

Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan and the Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

XV. Language. If you have received this Agreement or any other document related to the Plan and/or the Program translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

XVI. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Agreement is made and/or to be performed.

XVII. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

XVIII. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan and/or the Program by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

XIX. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan and the Program, on the Performance Units and on any shares of Common Stock acquired under the Plan and the Program, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Very truly yours,
AMGEN INC.

By:
Name:
Title:

Accepted and Agreed,
this day of , 200 .

By:
Name:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE

AMGEN INC. 2009 EQUITY INCENTIVE PLAN

AWARD OF PERFORMANCE UNITS

(BY COUNTRY)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern any Performance Units granted to you under the Plan if you are working in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan, the Program and/or the Award Agreement to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of February 1, 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you acquire shares of Common Stock under the Plan, or when you subsequently sell shares of Common Stock acquired under the Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

Appendix-1

AUSTRALIA

TERMS AND CONDITIONS

Performance Units Payable Only in Shares. Notwithstanding any discretion in the Plan or the Program or anything to the contrary in the Award Agreement, the Award does not provide any right for you to receive a cash payment and shall be paid in shares of Common Stock only.

AUSTRIA

NOTIFICATIONS

Consumer Protection Notification. You may be entitled to revoke acceptance of the Award on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Award, the Plan and the Program:

(i)

If you accept the Award outside the business premises of the Company, you may be entitled to revoke your acceptance of the Award, provided the revocation is made within one (1) week after such acceptance of an Award.

(ii)

The revocation must be in written form to be valid. It is sufficient if you return the applicable Award Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the applicable Award Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Notification.

When you sell shares of Common Stock acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

NOTIFICATIONS

Tax Reporting Notification. You are required to report any taxable income attributable to the Award granted hereunder on your annual tax return. You are also required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

Appendix-2

CANADA

TERMS AND CONDITIONS

Termination of Service. This provision supplements Section VIII(k) of the Award Agreement:

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive an Award and vest in such Award under the Plan and the Program, if any, will terminate effective as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Company or your Employer, or (2) the date you are no longer actively employed by the Company or your Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). Your right, if any, to acquire shares of Common Stock pursuant to an Award after termination of employment will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

The following provisions will apply to you if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements Section XIV of the Award Agreement:

You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan and the Program. You further authorize the Company and your Employer to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and your Employer to record such information and keep it in your employee file.

CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Notification. Proceeds from the sale of shares of Common Stock may be held in a cash account abroad and you are no longer required to report the opening and maintenance of a foreign account to the Czech National Bank (the “CNB”), unless the CNB notifies you specifically that such reporting is required. Upon request of the CNB, you may need to file a notification within 15 days of the end of the calendar quarter in which you acquire shares of Common Stock.

Appendix-3

DENMARK

NOTIFICATIONS

Exchange Control Information. If you establish an account holding shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (These obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If you hold shares of Common Stock acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

FINLAND

There are no country-specific provisions.

GERMANY

There are no country-specific provisions.

GREECE

There are no country-specific provisions.

Appendix-4

HONG KONG

TERMS AND CONDITIONS

SECURITIES WARNING: The Performance Units and any shares of Common Stock issued in respect of Performance Units do not constitute a public offering of securities under Hong Kong law and are available only to Participants under the Program. The Award Agreement, including this Appendix, the Program, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Performance Units and any documentation related thereto are intended solely for the personal use of each Participant under the Program and may not be distributed to any other person. If you are in doubt about any of the contents of the Award Agreement, including this Appendix, the Program or the Plan, you should obtain independent professional advice.

Performance Units Payable Only in Shares. Notwithstanding any discretion in the Plan or the Program or anything to the contrary in the Award Agreement, the Award does not provide any right for you to receive a cash payment and shall be paid in shares of Common Stock only.

Sale of Shares of Common Stock. In the event that shares of Common Stock are issued in respect of Performance Units within six (6) months of the Grant Date, you agree that you will not dispose of such shares prior to the six-month anniversary of the Grant Date.

HUNGARY

There are no country-specific provisions.

INDIA

TERMS AND CONDITIONS

Fringe Benefit Tax Obligation. This provision supplements Section V of the Award Agreement:

By accepting the Award, you consent and agree to assume liability for any fringe benefit tax (“FBT”) that may be payable by the Company and/or your Employer in connection with the Award. You understand that the grant of the Award is contingent upon your agreement to assume liability for FBT payable on the Award. Further, by accepting the Award granted hereunder, you agree that the Company and/or your Employer may collect the FBT from you by any of the means set forth, as applicable, in Section V of the Award Agreement, or by any other reasonable method established by the Company. You also agree to execute promptly any other consents or elections required to accomplish the foregoing, upon request of the Company.

Appendix-5

NOTIFICATIONS

Exchange Control Notification. You must repatriate the proceeds from the sale of shares of Common Stock acquired under the Plan and the Program and any dividends received in relation to the shares of Common Stock to India within 90 days after receipt. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or your Employer requests proof of repatriation.

IRELAND

TERMS AND CONDITIONS

Nature of Grant. This provision supplements Section VIII of the Award Agreement:

In accepting the Award granted hereunder, you acknowledge your understanding and agreement that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

NOTIFICATIONS

Director Notification Requirements. If you are a director, shadow director or secretary of an Irish Affiliate, you must notify the Irish Affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Award or shares of Common Stock) in the Company, or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests, if any, will be attributed to the director, shadow director or secretary).

ITALY

TERMS AND CONDITIONS

Data Privacy Consent. The following provision replaces Section XIV of the Award Agreement:

You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described herein by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan and the Program.

You understand that your Employer, the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or

Appendix-6

other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Affiliate, details of all Awards granted, or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan and the Program (“Data”).

You also understand that providing the Company with Data is necessary for the performance of the Plan and the Program and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan and the Program. The Controller of personal data processing is Amgen Inc., with registered offices at One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Amgen Dompe S.p.A., with registered offices at Via Tazzoli, 6 – 20154 Milan, Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan and the Program. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan and the Program, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan and the Program, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any shares of Common Stock issued in respect of the Award. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan and the Program. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan and the Program, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan and the Program.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

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Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Acknowledgement of Nature of Grant. By accepting the Award granted hereunder, you acknowledge that (1) you have received a copy of the Plan, the Program, the Award Agreement and this Appendix; (2) you have reviewed the applicable documents in their entirety and fully understand the contents thereof; and (3) you accept all provisions of the Plan, the Program, the Award Agreement and this Appendix.

You further acknowledge that you have read and specifically and explicitly approve, without limitation, the following sections of the Award Agreement: Section III, Section IV, Section V, Section VIII, Section III, Section XIV (as replaced by the above consent), Section XV and Section XIX.

LITHUANIA

There are no country-specific provisions.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Grant. In accepting the Award granted hereunder, you acknowledge that you have received a copy of the Plan and the Program, have reviewed the Plan and the Program and the Award Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan, the Program and the Award Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section VIII of the Award Agreement, in which the following is clearly described and established:

(1)	Your participation in the Plan and the Program do not constitute an acquired right.

(2)	The Plan and your participation in the Plan and the Program are offered by Amgen Inc. on a wholly discretionary basis.

(3)	Your participation in the Plan and the Program is voluntary.

(4)	Amgen Inc. and its Affiliates are not responsible for any decrease in the value of any shares of Common Stock issued with respect to the Award.

Labor Law Acknowledgement and Policy Statement. In accepting any Award granted hereunder, you expressly recognize that Amgen Inc., with registered offices at One Amgen

Appendix-8

Center Drive, Thousand Oaks, California 91320, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between you and Amgen Inc. since you are participating in the Plan on a wholly commercial basis and your sole employer is Amgen Latin America Services, S.A. de C.V. (“Amgen-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the Program and the benefits that you may derive from participation in the Plan and the Program do not establish any rights between you and your Employer, Amgen-Mexico, and do not form part of the employment conditions and/or benefits provided by Amgen-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan and the Program is as a result of a unilateral and discretionary decision of Amgen Inc.; therefore, Amgen Inc. reserves the absolute right to amend and/or discontinue your participation in the Plan at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against Amgen Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to Amgen Inc., its Affiliates, shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Otorgamiento. Al aceptar cualquier Otorgamiento de Acciones bajo el presente documento, usted reconoce que ha recibido una copia del Plan y del Programa, que ha revisado el Plan y el Programa, así como también el Apéndice en su totalidad, además que comprende y está de acuerdo con todas las disposiciones tanto del Plan, del Programa y del Otorgamiento, incluyendo este Apéndice. Asimismo, usted reconoce que ha leído y manifiesta específicamente y expresamente la conformidad con los términos y condiciones establecidos en la Sección VIII del Acuerdo del Otorgamiento, en los que se establece y describe claramente que:

(1)	Su participación en el Plan y en el Programa de ninguna manera constituye un derecho adquirido.

(2)	Su participación en Plan y en el Programa son ofrecidos por Amgen Inc. de forma completamente discrecional.

(3)	Su participación en el Plan y en el Programa es voluntaria.

(4)	Amgen Inc. y sus Afiliados no son responsables de ninguna disminución en el valor de las Acciones Comunes emitidas mediante el Plan.

Reconocimiento de la Ley Laboral y Declaración de Política. Al aceptar cualquier Otorgamiento bajo el presente, usted reconoce expresamente que Amgen Inc., con oficinas

Appendix-9

registradas localizadas en One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., es la única responsable de la administración del Plan y que su participación en el mismo y la adquisición de Acciones Comunes no constituyen de ninguna manera una relación laboral entre usted y Amgen Inc., debido a que su participación en el Plan es únicamente una relación comercial y que su único empleador es Amgen Latin America Services, S.A. de C.V. (“Amgen-Mexico”). Derivado de lo anterior, usted reconoce expresamente que el Plan y el Programa y los beneficios a su favor que pudieran derivar de la participación en el mismo, no establecen ningún derecho entre usted y su empleador, Amgen – México, y no forman parte de las condiciones laborales y/o los beneficios otorgados por Amgen – México, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o desmejora de los términos y condiciones de su trabajo.

Asimismo, usted entiende que su participación en el Plan y en el Programa es resultado de la decisión unilateral y discrecional de Amgen Inc., por lo tanto, Amgen Inc. se reserva el derecho absoluto de modificar y/o descontinuar su participación en el Plan en cualquier momento y sin ninguna responsabilidad para usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Amgen Inc., por cualquier compensación o daños y perjuicios, en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted exime amplia y completamente a Amgen Inc. de toda responsabilidad, como así también a sus Afiliadas, accionistas, directores, agentes o representantes legales con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

NOTIFICATIONS

Securities Law Notification. You should be aware of Dutch insider-trading rules, which may impact the sale of shares of Common Stock issued in respect of the Award. In particular, you may be prohibited from effectuating certain transactions if you have insider information regarding the Company.

By accepting the Award granted hereunder and participating in the Plan and the Program, you acknowledge having read and understood this Securities Law Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider-trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at an Affiliate in the Netherlands (including persons eligible to participate in the Plan and the Program) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information.

Appendix-10

NORWAY

There are no country-specific provisions.

POLAND

NOTIFICATIONS

Exchange Control Notification. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

NOTIFICATIONS

Exchange Control Notification. If you do not hold the shares of Common Stock issued in respect of the Award with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the shares are held by a Portuguese financial intermediary, it will file the report for you.

PUERTO RICO

There are no country-specific provisions.

RUSSIA

TERMS AND CONDITIONS

Securities Law Requirements. The Award granted hereunder, the Award Agreement, including this Appendix, the Program, the Plan and all other materials you may receive regarding your participation in the Plan and the Program or the Award granted hereunder do not constitute advertising or an offering of securities in Russia. The issuance of shares of Common Stock in respect of the Award has not and will not be registered in Russia; therefore, such shares may not be offered or placed in public circulation in Russia.

In no event will shares of Common Stock acquired under the Plan be delivered to you in Russia; all shares of Common Stock will be maintained on your behalf in the United States.

Appendix-11

You are not permitted to sell any shares acquired under the Plan directly to a Russian legal entity or resident.

NOTIFICATIONS

Exchange Control Notification. You must repatriate the proceeds from the sale of shares acquired under the Plan (and any dividends received in relation to such shares) to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

SLOVAKIA

NOTIFICATIONS

Exchange Control Information. You are required to notify the Slovak National Bank with respect to the establishment of accounts abroad within 15 days of the end of the calendar year. The notification forms may be found at the Slovak National Bank website (www.nbs.sk). You should consult your personal legal advisor to determine which forms you must submit and when such forms will be due.

SLOVENIA

There are no country-specific provisions.

SPAIN

TERMS AND CONDITIONS

Labor Law Acknowledgement. The following provision supplements Section VIII of the Award Agreement:

By accepting the Award granted hereunder, you consent to participation in the Plan and the Program and acknowledge that you have received a copy of the Plan and the Program.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Award under the Plan and the Program to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the Awards granted will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis, other than as expressly set forth in the applicable Award Agreement, including this Appendix. Consequently, you

Appendix-12

understand that the Award granted hereunder is given on the assumption and condition that it shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of the Award since the future value of the Award and any shares of Common Stock that may be issued in respect of such Award is unknown and unpredictable. In addition, you understand that the Award granted hereunder would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Award or right to the Award shall be null and void.

NOTIFICATIONS

Exchange Control Notification. When receiving foreign currency payments derived from the ownership of shares acquired under the Plan (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

If you acquire shares of Common Stock under the Plan and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Direccion General de Política Comercial y de Inversiones Extranjeras.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

NOTIFICATIONS

Securities Law Notification. The Award offered hereunder is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED ARAB EMIRATES

There are no country-specific provisions.

UNITED KINGDOM

TERMS AND CONDITIONS

Appendix-13

Tax Withholding. This provision supplements Section V of the Award Agreement:

You agree that if you do not pay or your Employer or the Company does not withhold from you the full amount of Tax Obligations that you owe due at issuance of shares of Common Stock in respect of the Performance Units, or the release or assignment of the Performance Units for consideration, or the receipt of any other benefit in connection with the Performance Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by you, and the Company and/or your Employer may recover it at any time thereafter by withholding (subject to Section V of the Agreement) the funds from salary, bonus or any other funds due to you by your Employer, by withholding in shares of Common Stock issued in respect of the Performance Units or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a check from you. You also authorize the Company to delay the issuance of any shares of Common Stock to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and Tax Obligations are not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected Tax Obligations may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the Company or your Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section V of the Award Agreement.

Joint Election. As a condition of the Award, you agree to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or your Employer with respect to the earning and/or payment of the Performance Units and issuance of shares of Common Stock in respect of the Performance Units, the assignment or release of the Performance Units for consideration or the receipt of any other benefit in connection with the Performance Units.

Without limitation to the foregoing, you agree to make an election (the “Election”), in the form specified and/or approved for such election by HMRC, that the liability for the Secondary Class 1 National Insurance Contribution payments on any such gains shall be transferred to you to the fullest extent permitted by law. You further agree to execute such other elections as may be required between you and any successor to the Company and/or your Employer. You hereby authorizes the Company and your Employer to withhold such Secondary Class 1 National Insurance Contributions by any of the means set forth in Section V of the Award Agreement.

Failure by you to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by you and the Company or your Employer, as applicable, shall be grounds for the forfeiture and cancellation of the Performance Units, without any liability to the Company or your Employer.

Appendix-14

UNITED STATES

TERMS AND CONDITIONS

Nature of Grant. The following provision replaces Section VIII(k) of the Award Agreement:

(k) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive Performance Units and receive shares under the Plan and the Program, if any, will terminate effective as of the date that you are no longer actively employed; provided, however, that such right will be extended by any notice period mandated by law (e.g. the Worker Adjustment and Retraining Notification Act (“WARN Act”) notice period or similar periods pursuant to local law) and any paid administrative leave (as applicable), unless the Company shall provide you with written notice otherwise before the commencement of such notice period or leave. In such event, payment of the Performance Units shall be made in accordance with Section IV; and

Appendix-15